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                  [LETTERHEAD OF SOUTHLAND LIFE APPEARS HERE]

                                                                 EXHIBIT 6

October 25, 1996

Board of Directors
Southland Life Insurance Company
5780 Powers Ferry Road
Atlanta, Georgia 30327-4390

     RE: Statement of Opinion regarding Aspects of Southland Life Insurance Company Filing of an Individual Flexible Premium Adjustable Combination Fixed and Variable Life Insurance Policy (S.E.C. Registration Number 33-97852)

To the Board of Directors:

This opinion is furnished in connection with the filing of a Post-Effective Amendment Number 2 to the Registration Statement on Form S-6 (the "Registration Statement") covering certain flexible premium adjustable combination fixed and variable life insurance policies (a "Policy" or the "Policies") proposed to be issued by Southland Life Insurance Company (the "Company").

The Prospectus included in the Registration Statement describes the Policies. The Policy forms were reviewed under my direction and I am familiar with the Registration Statement and the Exhibits thereto. In my opinion:





1. The illustrations of Policy values, surrender values, death benefits and accumulated premiums in the Prospectus included in the Registration Statement and based on the assumptions stated in the illustrations are consistent with provisions of the Policy. The rate structure of the Policies have not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be more favorable to prospective non-smoker purchasers at age 45 than to prospective purchasers of Policies, for males or females, smokers or non-smokers, at other issues ages.


2. The information contained in the Prospectus included in the Registration Statement describing premiums, surrender charges and other charges described in the Registration Statement are consistent with the provisions of the Policy.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name relating to actuarial matters under the heading "Experts" in the Prospectus.



Pamela M. Crane, F.S.A., M.A.A.A.
Senior Vice President - Finance/Actuarial
Southland Life Insurance Company